Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
CoAdna Photonics, Inc.	Delaware
Finisar Corporation	Delaware
Finisar Malaysia Sdn. Bhd.	Malaysia
Finisar Sherman RE Holdco, LLC	Texas
Finisar Wuxi	Peoples Republic of China
Fuzhou Photop Optics Co., Ltd.	Peoples Republic of China
II-VI Advanced Materials, Inc.	Pennsylvania
II-VI Aerospace & Defense, Inc.	California
II-VI Compound Semiconductors Limited	United Kingdom
II-VI Delaware, Inc.	Delaware
II-VI Holdings B.V.	Netherlands
II-VI Japan Incorporated	Japan
II-VI Laser Enterprise GmbH	Switzerland
II-VI Laser Enterprise Ltd.	United Kingdom
II-VI Photonics (Shenzhen) Inc.	Peoples Republic of China
II-VI Photonics, Inc.	Peoples Republic of China
II-VI Singapore Pte., Ltd.	Singapore
II-VI Vietnam Co., Ltd.	Vietnam
M Cubed Technologies, Inc.	Delaware
Marlow Industries, Inc.	Texas
Optimal Coatech (Guangzhou) Co., Ltd.	Peoples Republic of China
Photop Technologies, Inc.	Cayman Islands
Photop Technologies, Inc.	California